MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                       Three Months Ended     Six Months Ended
                                          December 31,          December 31,
                                         2002       2001       2002       2001
                                       --------   --------   --------   --------

Net Income                             $171,291   $206,178   $382,008   $370,397
                                       ========   ========   ========   ========


Weighted average common shares
  outstanding for basic computation     363,975    363,975    363,975    363,975
                                       ========   ========   ========   ========

Basic earnings per share               $   0.47   $   0.57   $   1.05   $   1.02
                                       ========   ========   ========   ========


Weighted average common shares
  outstanding for basic computation     363,975    363,975    363,975    363,975

Common stock equivalents due to
  dilutive effect of stock options        4,936      3,595      4,734      4,243
                                       --------   --------   --------   --------

Weighted average common shares and
  equivalents outstanding for
  diluted computation                   368,911    367,570    368,709    368,218
                                       ========   ========   ========   ========

Diluted earnings per share             $   0.46   $   0.56   $   1.04   $   1.01
                                       ========   ========   ========   ========